Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

January 25, 2006
Avnet, Inc. Reports Second Quarter Fiscal Year 2006 Results
15% Sequential Revenue Growth
Record Expense Productivity and Asset Velocity

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today reported revenues of $3.76 billion for its second quarter fiscal 2006, which ended December 31, 2005, up 30.4% over second quarter fiscal 2005 revenues of $2.88 billion. The prior year quarter did not include revenues of Memec Group Holdings, Inc. (“Memec”), which was acquired on July 5, 2005. Revenues were up 9.6% over the prior year second quarter adjusted to include Memec’s sales of $546.2 million in the second quarter fiscal 2005. Net income for second quarter fiscal 2006, which includes certain charges that are described below, was $49.6 million, or $0.34 per share on a diluted basis, as compared with net income of $43.5 million, or $0.36 per share on a diluted basis, for second quarter fiscal 2005. Excluding the charges described below, second quarter fiscal 2006 net income and diluted earnings per share were $73.6 million and $0.50, respectively, up 69.3% and 38.9% as compared with second quarter fiscal 2005.
The results for the second quarter of fiscal 2006 included charges for the following items, the mention of which management believes is useful to investors when comparing operating performance results with previous periods. More details on these charges and the reasons for their inclusion are set forth in the Non-GAAP Financial Information section on page 4 of this press release.
•	Restructuring and other charges and integration costs, including inventory writedowns for terminated lines (recorded in cost of sales), severance, reserves for non-cancelable lease commitments and other charges resulting primarily from the Company’s acquisition and integration of Memec. Restructuring and other charges also include the writedown of certain other owned assets to fair market value.

•	Incremental stock-based compensation expense resulting from the Company’s adoption of the Statement of Financial Accounting Standard No. 123R (“SFAS 123R”) and modifications to stock-based compensation plans in fiscal 2006.

	Gross	Operating	Pre-tax	Net	Diluted
	Profit	Income	Income	Income	EPS
	($ in thousands, except per share data)
GAAP results, second quarter FY06	$461,836	$95,498	$75,343	$49,636	$0.34
Adjustments:
Restructuring and integration costs (primarily Memec acquisition-related)	7,536	32,423	32,423	21,360	0.14
Stock-based compensation expense	—	4,021	4,021	2,649	0.02

Total adjustments	7,536	36,444	36,444	24,009	0.16

Adjusted results	$469,372	$131,942	$111,787	$73,645	$0.50

Second quarter fiscal 2006 operating income of $95.5 million, including certain charges described in the table above, was up 13.7% as compared with second quarter fiscal 2005 operating income of $84.0 million. Excluding these charges, second quarter fiscal 2006 operating income grew 57.1% to $131.9 million as compared with second quarter fiscal 2005 operating income.
The Memec integration is proceeding as planned. All the regional structures have been finalized and feedback from customers and suppliers continues to be favorable. The IT integrations in America, EMEA and Asia are complete and Japan is scheduled for a conversion in the fourth quarter fiscal 2006. All distribution center consolidations are finalized and the real estate integration plan is on track. Actions to remove in excess of $100 million of annualized operating expense synergies were completed by the end of the second quarter fiscal 2006 and the Company continues to expect to realize the full $150 million annualized synergy target by the end of the June 2006 quarter.
Roy Vallee, Chairman and Chief Executive Officer, commented, “This was a very strong December quarter for us with both operating groups setting many records including revenue, efficiency and working capital velocity. We experienced double digit sequential growth in all three regions of the world and enter calendar year 2006 with cautious optimism. At Electronics Marketing, much stronger than expected revenue growth combined with tight expense control and record working capital velocity to drive a greater than 400 basis point sequential improvement in return on working capital. At Technology Solutions, we experienced another strong December quarter as nearly 30% sequential revenue growth led to record revenue, operating income and return on working capital.”
The Company used approximately $27.3 million of free cash flow (as defined later in this release) during the second quarter of fiscal 2006, including approximately $29.2 million of cash used for restructuring, integration and other costs incurred in connection with the acquisition of Memec. As a result of the strong growth in earnings and record asset velocity, the Company significantly improved both Return on Capital Employed (“ROCE”) and Return on Working Capital (“ROWC”). Excluding the charges described herein, ROCE of 9.6% and ROWC of 24.4% for second quarter fiscal 2006 were up 199 and 787 basis points, respectively, over second quarter fiscal 2005. These key operating metrics are defined in the Non-GAAP Financial Information section on page 4 of this release.
Ray Sadowski, Chief Financial Officer, stated: “During the second quarter, both operating groups set new records for inventory turns and working capital velocity, which drove a significant improvement in our return metrics. We are well on our way towards our long-term ROCE and ROWC targets of 12.5% and 30%, respectively. TS is currently exceeding these targets and we anticipate the remaining synergies from the Memec integration to facilitate EM reaching its long range targets.”
Operating Groups
Electronics Marketing (“EM”) sales of $2.26 billion in the second quarter fiscal 2006 were up 52.7% on a year-over-year basis and 6.9% sequentially. On a pro forma basis, including sales of Memec in the prior year period, second quarter fiscal 2006 sales were up 11.5% on a year-over-year basis. Excluding the impact of foreign currency translation, EM pro forma sales for second quarter fiscal 2006 were up 14.9% year-over-year and up 7.9% sequentially. Including Memec’s sales in the prior year period, EM sales in the Americas, EMEA and Asia (including Japan) increased 11.2%, 1.6% and 26.0%, respectively. EM operating income of $91.5 million for second quarter fiscal 2006 was 93.2% higher than the prior year second quarter operating income of $47.4 million and was up 31.0% as compared with the prior sequential quarter operating income of $69.9 million.
Mr. Vallee added, “The December performance at EM is further proof of the compelling strategic and financial rationale for the Memec acquisition. Combined year-over-year revenue growth of over 11% in delivered dollars and 15% excluding the impact of foreign currency translation, supports our assertion that cross selling opportunities offset some minor revenue attrition and that the integration of Memec is progressing well. The significant improvement in operating income margin, by 74 basis points sequentially and 85 basis points over the year ago quarter, demonstrates the leverage in the model as we realize significant expense synergies across the business. Combining the talents of the two organizations has solidified our position as a leading distributor of electronic components while accelerating the achievement of our long-term financial goals. With positive book to bill ratios in all three regions and additional synergies to be realized in the second half of the fiscal year, we look forward to further improvement in EM’s financial performance as we continue our efforts to deliver increased value to our customers and suppliers.”
Technology Solutions (“TS”) sales of $1.50 billion in the second quarter fiscal 2006 were up 29.8% sequentially and 6.9% on a year-over-year basis. Excluding the impact of foreign currency translation, TS sales for second quarter fiscal 2006 were up 30.6% sequentially and up 9.1% on a year-over-year basis. On a year-over-year basis, TS second quarter sales in the Americas and Asia increased 9.8% and 31.6%, respectively, while sales in EMEA were down slightly by 2.4%. TS operating income for the second quarter fiscal 2006 was a record $55.3 million, a 7.9% increase as compared with second quarter fiscal 2005 operating income of $51.2 million, and its operating income margin of 3.7% increased slightly over the prior year second quarter.
Mr. Vallee further commented, “Technology Solutions delivered a record-breaking quarter as we closed out calendar year 2005 with 11% revenue growth while growing operating income by 22% for the calendar year. Our focus on solution selling continues to have a significant impact on improving our results. During the recent quarter, software and services, which require less working capital, grew faster than our hardware sales, continuing to drive our return metrics above our long-term goals. TS improved its ROCE by nearly 600 basis points from the second quarter fiscal 2005 and decreased its cash cycle by over 7 days.”
Outlook
Looking forward to Avnet’s third quarter fiscal 2006, management expects sales for Electronics Marketing to be in the range of $2.32 billion to $2.40 billion and anticipates sales for Technology Solutions to be in the range of $1.20 billion to $1.25 billion. Therefore, Avnet’s consolidated sales should be in the range of $3.52 billion to $3.65 billion for third quarter fiscal 2006.
Management expects earnings to be in the range of $0.48 to $0.52 per share, excluding the expensing of stock-based compensation amounting to approximately $0.02 per share. The earnings per share guidance also does not include the additional future charges associated with continuing restructuring activities and the integration of Memec, which management expects will amount to between $0.02 and $0.04 per share. The amortization of intangibles associated with the acquisition of Memec and the gain/loss associated with the divestitures of TS’ end-user businesses previously announced are also excluded from the earnings per share guidance as those amounts have not yet been determined.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “anticipate,” “expect,” believe,” and “should.” Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share, the Company’s ability to continue to successfully execute the integration plans, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted gross profit, adjusted operating income, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share. The non-GAAP financial information is used to reflect the Company’s results of operations excluding certain items that have arisen from restructuring and integration and stock compensation activities in the periods presented.
Management believes that gross profit and operating income adjusted for restructuring and integration charges is useful to investors to assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes gross profit and operating income without the impact of restructuring and integration costs as an indicator of ongoing margin performance and underlying trends in the business. Similarly, management has disclosed operating income excluding the impacts of stock compensation expense because the accounting treatment on a year-over-year basis for option grants has changed with the adoption of SFAS 123R. Such new accounting treatment, and certain changes the Company has made to its equity grant practice in response to the new accounting treatment, render the year-over-year comparison not meaningful without taking this impact into account. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management similarly believes pre-tax income, net income and diluted earnings per share adjusted for the impact of restructuring, integration and stock compensation costs is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes pre-tax income, net income and diluted EPS excluding the impact of these charges provides an important measure of the Company’s net results of operations for the investing public.
Management has also disclosed herein certain historical sales of Avnet combined with the historical sales of Memec for the corresponding period. Management believes such information helps investors relate current year results to historical periods prior to the close of the Memec acquisition. Management uses similar pro forma data to analyze performance for internal operational goal setting and performance management.
However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
The results for the quarter ended December 31, 2005 included the impacts of certain charges detailed below, the impacts of which are also portrayed in the table on page 1 of this press release.

•	Restructuring and other charges, amounting to $23.2 million pre-tax ($7.5 million of which is included in cost of sales), $15.3 million after tax and $0.10 per share on a diluted basis, and integration costs, amounting to $9.2 million pre-tax, $6.1 million after tax and $0.04 per share on a diluted basis. The pre-tax restructuring and other charges included inventory writedowns for terminated lines, recorded through cost of sales ($7.5 million), severance ($9.8 million), reserves for non-cancelable lease commitments ($2.2 million), write-downs of certain owned assets ($2.8 million) and other charges ($0.9 million). With the exception of the write-downs of certain owned assets, the majority of these charges resulted from the Company’s acquisition of Memec, which was completed during the first quarter of fiscal 2006, as the Company took certain actions with respect to the Company’s existing Electronics Marketing operations in all three regions as part of its efforts to integrate the operations of Memec. Of the $23.2 million of restructuring and other charges recorded in the second quarter of fiscal 2006, $12.6 million required or will require a use of cash, and the remaining $10.6 million represented non-cash charges. Approximately $6.0 million that was paid during the second quarter related to restructuring charges recorded in fiscal 2006. Integration costs, all of which required the use of cash, related entirely to the Company’s integration of Memec in all three regions, including incremental salaries and professional fees associated with the integration efforts during the quarter and costs incurred during the quarter related to additional travel, meeting, marketing and communication costs resulting from the integration.

•	Incremental stock compensation expense in the second quarter of fiscal 2006 (recorded in selling, general and administrative expenses) totaled $4.0 million pre-tax, $2.6 million after tax or $0.02 per share on a diluted basis resulting from the Company’s adoption in the first fiscal quarter of SFAS 123R, which requires the Company to record compensation expense associated with stock option grants, and additional expenses associated with increased grants in fiscal 2006 under other stock compensation programs in response to SFAS 123R.
Key Metrics
Two key metrics that the Company uses to monitor its business are Return on Capital Employed, or ROCE, and Return on Working Capital, or ROWC. Management views these metrics as two of the primary indicators of the Company’s ability to generate shareholder value. As a result, management has established targets with respect to these metrics for both EM and TS as well as for Avnet, Inc. on a consolidated basis and the management team and the overall business performance is evaluated based upon progress in achieving these targets.
ROCE is defined as the annualized, tax-effected operating income excluding restructuring and other charges discussed in this release for the most recent three month period, divided by the average combined equity and debt balances, net of cash, for the same rolling three month period. ROCE is computed as follows for the periods presented:

	Quarter Ended	Quarter Ended	Quarter ended
	Dec. 31, 2005	Oct. 1, 2005	Jan. 1, 2005
Avnet, Inc .	(In thousands, except for percentages)
3-month tax-effected operating income, excluding restructuring and other charges, annualized	$349,174	$233,529	$235,707

3-month average equity and debt	$3,630,573	$3,534,956	$3,090,303

ROCE	9.62%	6.61%	7.63%

ROWC is defined as operating income for the quarter, excluding the impact of restructuring and other charges, annualized and divided by the average balance for the quarter of trade accounts receivable and inventory, less accounts payable. ROWC is computed as follows for the periods presented:

	Quarter Ended	Quarter Ended	Quarter ended
	Dec. 31, 2005	Oct. 1, 2005	Jan. 1, 2005
Avnet, Inc .	(In thousands, except for percentages)
3-month operating income, excluding restructuring and other charges, annualized	$527,772	$352,976	$335,908

3-month average working capital, as defined above	$2,163,020	$2,138,845	$2,032,531

ROWC	24.4%	16.5%	16.5%
Cash Flow Activity
The following table summarizes the Company’s cash flow activity for the second quarter of fiscal 2006, including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisitions of operations, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.
Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow generated from working capital. Similar to free cash flow, management believes that this breakout is an important measure to help management and investors to understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through its management of the net balance of receivables, inventories and accounts payable.

	Second quarters ended		First halves ended
	Dec. 31,	Jan. 1,	Dec. 31,	Jan. 1,
	2005	2005	2005	2005
	($ in thousands)
Net income	$49,636	$43,510	$74,533	$79,841
Non-cash and other reconciling items	47,814	56,288	81,672	90,169
Cash flow used for working capital (excluding cash and cash equivalents)	(109,192)	145,222	(317,205)	67,767

Net cash flow (used for) provided by operations	(11,742)	245,020	(161,000)	237,777
Purchase of property, plant and equipment	(10,918)	(9,494)	(24,067)	(15,740)
Cash proceeds from sales of property, plant and equipment	1,337	6,338	1,629	6,797
Acquisition of operations, net	(6,032)	(60)	(304,022)	(1,105)
Effect of exchange rates on cash and cash equivalents	(1,498)	12,602	(2,537)	15,767
Other, net financing activities	1,510	335	23,579	184

Net free cash flow	$(27,343)	$254,741	$(466,418)	$243,680

The significant cash outflow associated with working capital includes the cash payments made during the second quarter and first half of fiscal 2006 amounting to $29.2 million and $49.4 million, respectively, associated with the restructuring charges, integration costs and charges recorded through purchase accounting from the Memec acquisition. The first half of fiscal 2006 cash outflow also includes a $59 million accelerated contribution to the Company’s pension plan made during the first quarter.
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 11:00 a.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. For fiscal year ended July 2, 2005, Avnet and the recently acquired Memec (closed July 5, 2005) generated combined revenue in excess of $13 billion in the past year through sales in approximately 70 countries.

CONTACT:	Avnet, Inc. Vincent Keenan Investor Relations (480) 643-7053 investorrelations@avnet.com

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED
	DECEMBER 31,	JANUARY 1,
	2005 (1)	2005
Sales	$3,759.1	$2,883.2
Income before income taxes	75.3	62.8
Net income	49.6	43.5
Net income per share:
Basic	$0.34	$0.36
Diluted	$0.34	$0.36

	FIRST HALVES ENDED
	DECEMBER 31,	JANUARY 1,
	2005 (1)	2005
Sales	$7,027.4	$5,483.2
Income before income taxes	112.5	115.3
Net income	74.5	79.8
Net income per share:
Basic	$0.51	$0.66
Diluted	$0.51	$0.66

(1)	The results for the second quarter and first half of fiscal 2006 shown above includes the impacts of the following items:
•	Stock compensation expense amounting to $4.0 million pre-tax, $2.6 million after tax and $0.02 per share on a diluted basis for the second quarter of fiscal 2006, and $7.8 million pre-tax, $4.9 million after tax and $0.04 per share on a diluted basis in the first half of fiscal 2006. These expense amounts are associated with the Company’s adoption of SFAS 123R, which requires the Company to record compensation expense associated with stock option grants, and additional expenses associated with increased grants under other stock compensation programs in response to SFAS 123R.

•	Restructuring and other charges, amounting to $23.2 million pre-tax, $15.3 million after tax and $0.10 per share on a diluted basis in the second quarter of fiscal 2006, and $30.5 million pre-tax, $20.6 million after tax and $0.14 per share on a diluted basis for the first half of fiscal 2006. Also included are integration costs amounting to $9.2 million pre-tax, $6.1 million after tax and $0.04 per share on a diluted basis in the second quarter of fiscal 2006, and $15.7 million pre-tax, $10.8 million after tax and $0.07 per share on a diluted basis in the first half of fiscal 2006. These integration costs and substantially all of the restructuring and other charges resulted from certain actions taken and costs incurred in all three regions resulting from the July 5, 2005 acquisition and integration of Memec.

•	The first half of fiscal 2006 also includes debt extinguishment costs amounting to $11.7 million pre-tax, $7.1 million after tax and $0.05 per share on a diluted basis related to the repurchase $254.1 million principal amount of the Company’s 8.00% Notes due November 15, 2006. The Company used the net proceeds from the issuance during the first quarter of fiscal 2006 of $250.0 million principal amount of 6.00% Notes due September 15, 2015, plus cash on hand, to fund this repurchase. Because the first quarter tender offer for the 8.00% Notes was open for four weeks after the issuance of the 6.00% Notes had been issued, the Company incurred net incremental interest expense of approximately $1.1 million pre-tax, $0.6 million after tax and less than $0.01 per share on a diluted basis as a result of these duplicative borrowings in the first half of fiscal 2006.
The combined impact of the items discussed above amounted to $36.4 million pre-tax, $24.0 million after tax and $0.16 per share on a diluted basis for the second quarter of fiscal 2006 and $66.8 million pre-tax, $44.0 million after tax and $0.30 per share on a diluted basis for the first half of fiscal 2006. See Consolidated Statements of Operations for further discussion of these items and the related impacts.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED

	DECEMBER 31,	JANUARY 1,	DECEMBER 31,	JANUARY 1,
	2005 (1)(2)	2005	2005 (1)(2)(3)	2005
Sales	$3,759,112	$2,883,155	$7,027,377	$5,483,156
Cost of sales (1)	3,297,276	2,509,275	6,142,309	4,759,666

Gross profit	461,836	373,880	885,068	723,490

Selling, general and administrative expenses (2)	341,451	289,902	680,221	566,441
Restructuring and other charges (1)	15,632	—	22,956	—
Integration costs (1)	9,255	—	15,717	—

Operating income	95,498	83,978	166,174	157,049
Other income, net	2,960	113	4,838	386
Interest expense	(23,115)	(21,254)	(46,844)	(42,125)
Debt extinguishment costs (3)	—	—	(11,665)	—

Income before income taxes	75,343	62,837	112,503	115,310

Income tax provision	25,707	19,327	37,970	35,469

Net income	$49,636	$43,510	$74,533	$79,841

Net earnings per share:
Basic	$0.34	$0.36	$0.51	$0.66

Diluted	$0.34	$0.36	$0.51	$0.66

Shares used to compute earnings per share:
Basic	145,978	120,555	145,374	120,539

Diluted	146,821	121,426	146,886	121,353

(1)	The results for the second quarter of fiscal 2006 include restructuring and other charges, amounting to $23.2 million pre-tax ($7.5 million or which is included in cost of sales), $15.3 million after tax and $0.10 per share on a diluted basis, and the results for the first half of fiscal 2006 include restructuring and other charges of $30.5 million pre-tax, $20.6 million after tax and $0.14 per share on a diluted basis. The results for the second quarter of fiscal 2006 also include integration costs amounting to $9.2 million pre-tax, $6.1 million after tax and $0.04 per share on a diluted basis, and the results for the first half of fiscal 2006 include $15.7 million pre-tax, $10.8 million after tax and $0.07 per share on a diluted basis. The integration costs and substantially all of the restructuring and other charges resulted from certain actions taken and costs incurred in all three regions resulting from the July 5, 2005 acquisition and integration of Memec.

The restructuring and other charges include severance related to reduction of Avnet headcount and consolidation of certain Avnet leased facilities resulting from the integration of Memec’s personnel and facilities, in addition to writedowns of certain owned assets and capitalized IT-related initiatives that were rendered redundant as a result of the Memec acquisition. Also included in the restructuring and other charges for the second quarter of fiscal 2006 were the writedown of certain inventory for terminated lines, with such charges recorded through cost of sales in the accompanying consolidated statement of operations. Restructuring and other charges also include the writedown to fair market value of two owned warehouse and administrative buildings that the Company has vacated.

(2)	The results for the second quarter of fiscal 2006 include $4.0 million pre-tax (included entirely in selling, general and administrative expenses), $2.6 million after tax and $0.02 per share on a diluted basis of incremental stock compensation expense resulting from the Company’s adoption of SFAS 123R, which requires the Company to record compensation expense associated with stock option grants, and additional expenses associated with increased grants under other stock compensation programs in response to SFAS 123R. For the first half of fiscal 2006, these stock-based compensation impacts amounted to $7.8 million pre-tax, $4.9 million after tax and $0.04 per share on a diluted basis.

(3)	During the first half of fiscal 2006, the Company incurred debt extinguishment costs amounting to $11.7 million pre-tax, $7.1 million after tax and $0.05 per share on a diluted basis related to the repurchase of $254.1 million principal amount of the Company’s 8.00% Notes due November 15, 2006. The Company used the net proceeds from the issuance during the first quarter of fiscal 2006 of $250.0 million principal amount of 6.00% Notes due September 15, 2015, plus cash on hand, to fund this repurchase. Because the first quarter tender offer for the 8.00% Notes was open for four weeks after the issuance of the 6.00% Notes had been issued, the Company incurred net incremental interest expense of approximately $1.1 million pre-tax, $0.6 million after tax and less than $0.01 per share on a diluted basis as a result of these duplicative borrowings in the first half of fiscal 2006.

(4)	The combined impact of the items discussed in Notes 1-3 amounted to $36.4 million pre-tax, $24.0 million after tax and $0.16 per share on a diluted basis for the second quarter of fiscal 2006 and $66.8 million pre-tax, $44.0 million after tax and $0.30 per share on a diluted basis for the first half of fiscal 2006.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	DECEMBER 31,	JULY 2,
	2005	2005
Assets:
Current assets:
Cash and cash equivalents	$219,140	$637,867
Receivables, net	2,557,849	1,888,627
Inventories	1,508,879	1,224,698
Other	49,089	31,775

Total current assets	4,334,957	3,782,967
Property, plant and equipment, net	161,534	157,428
Goodwill	1,369,718	895,300
Other assets	289,291	262,520

Total assets	6,155,500	5,098,215

Less liabilities:
Current liabilities:
Borrowings due within one year	288,452	61,298
Accounts payable	1,696,710	1,296,713
Accrued expenses and other	492,855	359,507

Total current liabilities	2,478,017	1,717,518
Long-term debt, less due within one year	1,020,930	1,183,195
Other long-term liabilities	56,516	100,469

Total liabilities	3,555,463	3,001,182

Shareholders’ equity	$2,600,037	$2,097,033

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST HALVES ENDED
	DECEMBER 31,	JANUARY 1,
	2005	2005
Cash flows from:

Operations:
Net income	$74,533	$79,841

Add non-cash and other reconciling items:
Depreciation and amortization	32,975	30,764
Deferred income taxes	2,044	37,280
Non-cash restructuring and other charges	12,945	—
Other, net	33,708	22,125

Receivables	(333,864)	(103,456)
Inventories	(52,590)	21,991
Accounts payable	134,322	173,420
Accrued expenses and other, net	(65,073)	(24,188)

Net cash flows (used for) provided from operating activities	(161,000)	237,777

Financing:
Issuance of notes in public offering, net of issuance costs	246,483	—
Repayment of notes	(256,325)	(2,956)
Proceeds from (repayment of) bank debt, net	58,111	(6,223)
Repayment of other debt, net	(578)	(145)
Other, net	23,579	184

Net cash flows provided from (used for) financing activities	71,270	(9,140)

Investing:
Purchases of property, plant, and equipment	(24,067)	(15,740)
Cash proceeds from sales of property, plant and equipment	1,629	6,797
Acquisition of operations, net	(304,022)	(1,105)

Net cash flows used for investing activities	(326,460)	(10,048)

Effect of exchange rates on cash and cash equivalents	(2,537)	15,767

Cash and cash equivalents:
increase	(418,727)	234,356
at beginning of period	637,867	312,667

at end of period	$219,140	$547,023

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	DECEMBER 31,	JANUARY 1,	DECEMBER 31,	JANUARY 1,
SALES	2005	2005	2005	2005

Electronics Marketing	$2,257.3	$1,478.2	$4,368.5	$3,042.4

Technology Solutions	1,501.8	1,405.0	2,658.9	2,440.8

Consolidated	$3,759.1	$2,883.2	$7,027.4	$5,483.2

OPERATING INCOME (LOSS)

Electronics Marketing	$91.5	$47.4	$161.5	$106.3

Technology Solutions	55.3	51.2	87.8	78.5

Corporate	(18.9)	(14.6)	(36.9)	(27.8)

Consolidated Before Restructuring and Other Charges	127.9	84.0	212.4	157.0

Restructuring and Integration Charges	(32.4)	—	(46.2)	—

Consolidated	$95.5	$84.0	$166.2	$157.0